Exhibit 99.1

PFSweb Reports Second Quarter 2017 Results

Allen, TX – August 7, 2017 – PFSweb, Inc. (NASDAQ: PFSW) (PFS), a global commerce service provider, is reporting results for the second quarter ended June 30, 2017.

Second Quarter 2017 Summary vs. Same Year-Ago Quarter

•	Total revenues increased to $78.1 million from $77.2 million.

•	Service fee equivalent revenue (a non-GAAP measure defined below) increased 6% to $55.1 million.

•	Service fee gross margin increased 140 basis points to 34.2%.

•	Net loss was $2.6 million or $(0.14) per share, compared to a loss of $2.2 million or $(0.12) per share. The net loss in 2017 includes a $1.1 million expense from acquisition, restructuring and other costs compared to a $0.9 million expense in the prior year.

•	Adjusted EBITDA (a non-GAAP measure defined below) increased 12% to $4.4 million.

Management Commentary

“During the June quarter, we continued our efforts toward driving an improved 2017 financial result and executing at a high level on behalf of our client relationships,” said Mike Willoughby, CEO of PFS. “Our June quarter results were highlighted by ongoing strength in our higher margin professional services activity, including our consulting, agency and technology services, where we continue to see support for our wide array of offerings and platform experience for both B2C and B2B engagements.

“For the remainder of the year, we plan to continue performing at a high level for our clients to ensure an exceptional shopping experience for their customers, while also continuing our focus on operating efficiencies and prudent cost management. We continue to expect the execution of these initiatives to drive strong adjusted EBITDA growth in 2017.”

Second Quarter 2017 Financial Results

Total revenues in the second quarter of 2017 increased to $78.1 million compared to $77.2 million in the same period of 2016. Service fee revenue in the second quarter increased 7% to $54.7 million compared to $51.2 million last year. Product revenue from the company’s last remaining client under this legacy business model was $9.9 million compared to $11.4 million in the same period of 2016.

Service fee equivalent revenue increased 6% to $55.1 million compared to $51.8 million in the year-ago quarter, driven by both new and expanded client relationships.

Service fee gross margin in the second quarter of 2017 increased 140 basis points to 34.2% compared to 32.8% in the same period of 2016. The increase was due to a higher proportion of agency and technology services in the 2017 quarter.

Net loss in the second quarter of 2017 was $2.6 million or $(0.14) per share, compared to a net loss of $2.2 million or $(0.12) per share in the same period of 2016. Net loss in the second quarter of 2017 includes $1.2 million of stock-based compensation expense, $1.1 million of acquisition-related, restructuring and other costs, $0.8 million in amortization of acquisition-related intangible assets, and $0.2 million of deferred tax expense related to goodwill amortization. This compares to $0.9 million of acquisition-related, restructuring and other costs, $0.8 million in amortization of acquisition-related intangible assets, and $0.6 million of stock-based compensation expense in the same period of 2016.

Adjusted EBITDA increased 12% to $4.4 million compared to $3.9 million in the same period of 2016. As a percentage of service fee equivalent revenue, adjusted EBITDA increased 40 basis points to 7.9% compared to 7.5% in the year-ago quarter due to the aforementioned increase in agency and technology services in 2017.

Non-GAAP net income in the second quarter of 2017 was $0.6 million compared to non-GAAP net income of $0.2 million in the second quarter of 2016.

At June 30, 2017, cash and cash equivalents totaled $19.1 million compared to $24.4 million at December 31, 2016. Total debt was $53.7 million compared to $59.7 million at December 31, 2016.

2017 Outlook

PFS is reiterating its outlook for 2017 service fee equivalent revenue to range between $240 million and $250 million, reflecting growth of 5% to 9% from 2016. The company also maintains its target for adjusted EBITDA to range between $23 million and $26 million, reflecting 26% to 43% growth from 2016.

Conference Call

PFS will conduct a conference call today at 5:00 p.m. Eastern time to discuss its results for the second quarter ended June 30, 2017.

PFS CEO Mike Willoughby and CFO Tom Madden will host the conference call, followed by a question and answer period.

Date: Monday, August 7, 2017

Time: 5:00 p.m. Eastern Time (2:00 p.m. Pacific time)

Toll-free dial-in number: 1-888-312-3052

International dial-in number: 1-719-457-2667

Conference ID: 9382702

Please call the conference telephone number 5-10 minutes prior to the start time. An operator will register your name and organization. If you have any difficulty connecting with the conference call, please contact Liolios at 1-949-574-3860.

The conference call will be broadcast live and available for replay here and via the investor relations section of the company’s website at www.pfsweb.com.

A replay of the conference call will be available after 8:00 p.m. Eastern time on the same day through August 21, 2017.

Toll-free replay number: 1-844-512-2921

International replay number: 1-412-317-6671

Replay ID: 9382702

About PFSweb, Inc.

PFSweb (PFS) (NASDAQ: PFSW) is a global commerce service provider of solutions including digital strategy consulting, digital agency and marketing services, technology development services, business process outsourcing services, and a complete omni-channel technology ecosystem. The company provides these solutions and services to major brand names and other companies seeking to optimize every customer experience and enhance their traditional and online business channels. PFS supports organizations across various industries, including Procter & Gamble, L’Oreal USA, Canada Goose, ASICS, Roots Canada Ltd., PANDORA, Charlotte Russe, Anastasia Beverly Hills, David’s Bridal, T.J. Maxx, the United States Mint and many more. PFS is headquartered in Allen, TX with additional locations in Tennessee, Mississippi, Minnesota, Washington, New York, Ohio, North Carolina, Canada, Belgium, England, Bulgaria, and India. For more information, please visit www.pfsweb.com or download the free PFS IR App on your iPhone, iPad, or Android device.

Non-GAAP Financial Measures

This news release contains certain non-GAAP measures, including non-GAAP net income (loss), earnings before interest, income taxes, depreciation and amortization (EBITDA), adjusted EBITDA and service fee equivalent revenue.

Non-GAAP net income (loss) represents net income (loss) calculated in accordance with U.S. GAAP as adjusted for the impact of non-cash stock-based compensation expense, acquisition-related, restructuring and other (income) costs, amortization of acquisition-related intangible assets and deferred tax expense for goodwill amortization.

EBITDA represents earnings (or losses) before interest, income taxes, depreciation, and amortization. Adjusted EBITDA further eliminates the effect of stock-based compensation, acquisition-related, restructuring and other (income) costs.

Service fee equivalent revenue represents service fee revenue plus the gross profit earned on product revenue and does not alter existing revenue recognition.

Our service fee equivalent revenue target for 2017 includes an estimated gross margin on product sales of approximately $2 million (based on targeted product revenue of $42 million less targeted cost of product revenue of $40 million) plus a targeted range of between $238 million to $248 million of service fee revenue.

The adjusted EBITDA outlook for 2017 have not been reconciled to the company’s net loss outlook for the same period because certain items that would impact interest expense, income tax provision (benefit), depreciation and amortization (including amortization of acquisition-related intangible assets), stock-based compensation, and acquisition-related, restructuring and other (income) costs, all of which are reconciling items between net loss and adjusted EBITDA, cannot be reasonably predicted. Accordingly, reconciliation of adjusted EBITDA outlook to net loss outlook for 2017 is not available without unreasonable effort.

Non-GAAP net income (loss), EBITDA, adjusted EBITDA and service fee equivalent revenue are used by management, analysts, investors and other interested parties in evaluating our operating performance compared to that of other companies in our industry. The calculation of non-GAAP net income (loss) eliminates the effect of stock-based compensation, acquisition-related, restructuring and other (income) costs, amortization of acquisition-related intangible assets, deferred tax expense for goodwill amortization, and EBITDA and adjusted EBITDA further eliminate the effect of financing, remaining income taxes and the accounting effects of capital spending, which items may vary from different companies for reasons unrelated to overall operating performance. Service fee equivalent revenue allows client contracts with similar operational support models but different financial models to be combined as if all contracts were being operated on a service fee revenue basis.

PFS believes these non-GAAP measures provide useful information to both management and investors by focusing on certain operational metrics and excluding certain expenses in order to present its core operating performance and results. These measures should be considered in addition to results prepared in accordance with GAAP, but should not be considered a substitute for, or superior to, GAAP results. The non-GAAP measures included in this press release have been reconciled to the GAAP results in the attached tables.

Forward-Looking Statements

The matters discussed herein consist of forward-looking information under the Private Securities Litigation Reform Act of 1995 and is subject to and involves risks and uncertainties, which could cause actual results to differ materially from the forward-looking information. PFS’ Annual Report on Form 10-K for the year ended December 31, 2016 identifies certain factors that could cause actual results to differ materially from those projected in any forward looking statements made and investors are advised to review the Annual Report of the company and the Risk Factors described therein. PFS undertakes no obligation to update publicly any forward-looking statement for any reason, even if new information becomes available or other events occur in the future. There may be additional risks that we do not currently view as material or that are not presently known.

Company Contact:

Michael C. Willoughby

Chief Executive Officer

Or

Thomas J. Madden

Chief Financial Officer

972-881-2900

Investor Relations:

Scott Liolios or Sean Mansouri

Liolios Investor Relations

949-574-3860

PFSW@liolios.com

PFSweb, Inc. and Subsidiaries

Condensed Consolidated Balance Sheets (A)

(In Thousands, Except Share Data)

	(Unaudited) June 30, 2017	December 31, 2016
ASSETS
CURRENT ASSETS:
Cash and cash equivalents	$19,132	$24,425
Restricted cash	215	215
Accounts receivable, net of allowance for doubtful accounts of $564 and $494 at June 30, 2017 and December 31, 2016, respectively	61,656	80,223
Inventories, net of reserves of $496 and $568 at June 30, 2017 and December 31, 2016, respectively	7,734	6,632
Other receivables	5,100	6,750
Prepaid expenses and other current assets	5,440	7,299

Total current assets	99,277	125,544

PROPERTY AND EQUIPMENT, net	26,976	30,264
INTANGIBLE ASSETS, net	5,150	6,864
GOODWILL	46,210	46,210
OTHER ASSETS	3,653	2,454

Total assets	181,266	211,336

LIABILITIES AND SHAREHOLDERS’ EQUITY
CURRENT LIABILITIES:
Current portion of long-term debt and capital lease obligations	$7,833	$7,300
Trade accounts payable	44,697	59,752
Deferred revenue	5,345	7,156
Performance-based contingent payments	3,902	2,405
Accrued expenses	25,901	30,360

Total current liabilities	87,678	106,973

LONG-TERM DEBT AND CAPITAL LEASE OBLIGATIONS, less current portion	45,912	52,399
DEFERRED REVENUE	4,702	4,127
DEFERRED RENT	4,869	4,810
PERFORMANCE-BASED CONTINGENT PAYMENTS	—	1,678
OTHER LIABILITIES	2,234	1,066

Total liabilities	145,395	171,053

COMMITMENTS AND CONTINGENCIES

SHAREHOLDERS’ EQUITY:
Preferred stock, $1.00 par value; 1,000,000 shares authorized; none issued and outstanding	—	—
Common stock, $.001 par value; 35,000,000 shares authorized; 18,946,818 and 18,768,567 shares issued at June 30, 2017 and December 31, 2016, respectively; and 18,913,351 and 18,735,100 shares outstanding as of June 30, 2017 and December 31, 2016, respectively	19	19
Additional paid-in capital	148,519	146,286
Accumulated deficit	(112,769)	(105,317)
Accumulated other comprehensive income (loss)	227	(580)
Treasury stock at cost, 33,467 shares	(125)	(125)

Total shareholders’ equity	35,871	40,283

Total liabilities and shareholders’ equity	$181,266	$211,336

(A)	The financial data above should be read in conjunction with the audited consolidated financial statements of PFSweb, Inc. included in its Form 10-K for the year ended December 31, 2016.

PFSweb, Inc. and Subsidiaries

Unaudited Condensed Consolidated Statements of Operations (A)

(In Thousands, Except Per Share Data)

	Three Months Ended June 30,		Six Months Ended June 30,
	2017	2016	2017	2016
REVENUES:
Service fee revenue	$54,700	$51,166	$111,965	$100,484
Product revenue, net	9,947	11,380	21,265	24,987
Pass-thru revenue	13,419	14,653	23,604	26,809

Total revenues	78,066	77,199	156,834	152,280

COSTS OF REVENUES:
Cost of service fee revenue	35,977	34,381	75,561	66,655
Cost of product revenue	9,505	10,742	20,230	23,644
Cost of pass-thru revenue	13,419	14,653	23,604	26,809

Total costs of revenues	58,901	59,776	119,395	117,108

Gross profit	19,165	17,423	37,439	35,172
SELLING, GENERAL AND ADMINISTRATIVE EXPENSES	20,735	18,808	42,453	36,358

Income (loss) from operations	(1,570)	(1,385)	(5,014)	(1,186)
INTEREST EXPENSE (INCOME), NET	710	609	1,347	1,094

Income (loss) before income taxes	(2,280)	(1,994)	(6,361)	(2,280)
INCOME TAX EXPENSE (BENEFIT)	316	188	1,091	654

NET INCOME (LOSS)	$(2,596)	$(2,182)	$(7,452)	$(2,934)

NON-GAAP NET INCOME (LOSS)	$648	$153	$(85)	$194

NET INCOME (LOSS) PER SHARE:
Basic	$(0.14)	$(0.12)	$(0.40)	$(0.16)

Diluted	$(0.14)	$(0.12)	$(0.40)	$(0.16)

WEIGHTED AVERAGE NUMBER OF SHARES OUTSTANDING:
Basic	18,870	18,627	18,804	18,477

Diluted	18,870	18,627	18,804	18,477

EBITDA	$2,086	$2,415	$2,550	$6,217

ADJUSTED EBITDA	$4,381	$3,903	$8,034	$7,654

(A)	The financial data above should be read in conjunction with the audited consolidated financial statements of PFSweb, Inc. included in its Form 10-K for the year ended December 31, 2016.

PFSweb, Inc. and Subsidiaries

Unaudited Reconciliation of Certain Non-GAAP Items to GAAP

(In Thousands, Except Per Share Data)

	Three Months Ended June 30,		Six Months Ended June 30,
	2017	2016	2017	2016
NET INCOME (LOSS)	$(2,596)	$(2,182)	$(7,452)	$(2,934)
Income tax expense (benefit)	316	188	1,091	654
Interest expense, net	710	609	1,347	1,094
Depreciation and amortization	3,656	3,800	7,564	7,403

EBITDA	$2,086	$2,415	$2,550	$6,217
Stock-based compensation	1,237	629	1,761	1,396
Acquisition-related, restructuring and other (income) costs	1,058	859	3,723	41

ADJUSTED EBITDA	$4,381	$3,903	$8,034	$7,654

	Three Months Ended June 30,		Six Months Ended June 30,
	2017	2016	2017	2016
NET INCOME (LOSS)	$(2,596)	$(2,182)	$(7,452)	$(2,934)
Stock-based compensation	1,237	629	1,761	1,396
Amortization of acquisition-related intangible assets	772	847	1,542	1,691
Acquisition-related, restructuring and other (income) costs	1,058	859	3,723	41
Deferred tax expense - goodwill amortization	177	—	341	—

NON-GAAP NET INCOME (LOSS)	$648	$153	$(85)	$194

	Three Months Ended June 30,		Six Months Ended June 30,
	2017	2016	2017	2016
TOTAL REVENUES	$78,066	$77,199	$156,834	$152,280
Pass-thru revenue	(13,419)	(14,653)	(23,604)	(26,809)
Cost of product revenue	(9,505)	(10,742)	(20,230)	(23,644)

SERVICE FEE EQUIVALENT REVENUE	$55,142	$51,804	$113,000	$101,827